EXHIBIT 10.1

Employment Agreement

Between

Polo Expressversand Gesellschaft für Motorradbekleidung und
Sportswear mbH & Co. KG,
business address Reizholzer Werftstraße 76, 40589 Düsseldorf

— legally represented by the Polo Expressversand Gesellschaft für Motorradbekleidung
und Sportswear mbh —

(the “Company”)

And

Mr. Klaus Esser
Residing at Unterwestrich 12, 41812 Erkelenz

Recitals

Vorweggeschickt wird Folgendes

A	WHEREAS, Mr. Esser has been managing director of the Company and of the Polo Expressversand Gesellschaft für Motorradbekleidung und Sportswear mbH (“Polo GmbH”) Company, since 01 January 2004 on the basis of a Service Agreement with Fairchild Textil GmbH, whose firm name has been changed to Hein Gericke Deutschland GmbH (“Gericke GmbH”), concluded on 11 October 2003 (“Service Agreement”).

B	WHEREAS, Mr. Esser has given due notice of the termination of the Service Agreement on 14 April 2005 with the effect that the Service Agreement will end on December 31, 2005.

C	WHEREAS, Mr. Esser, Polo GmbH and the Fairchild Corporation (“Fairchild”), which is the major shareholder of the Company and the indirect shareholder of both Polo GmbH and Gericke GmbH, have reached an agreement about a continuation of Mr. Esser’s service on behalf of Polo GmbH and the Company.

Now, therefore, the parties hereto have agreed as follows:

§ 1
Position

1.1	Mr. Esser shall be as managing director of Polo GmbH the managing director of the Company. Mr. Esser's scope of work is the management of the business activities of the Company and the Polo GmbH. Mr. Esser will be the Senior Operational Officer / President of the Company ("Vorsitzender der Geschaftsleitung") with the power to represent Polo GmbH and therefore the Company alone ("einzelvertretungsberechtiger Geschaftsfuhrer"). Mr: Esser shall have full and exclusive day to day operational discretion regarding the ordinary course of business activities of the Company. Nothing herein shall restrict the appointment of additional general managers (Geschaftsfuhrer) for Polo GmbH.

1.2	Mr. Esser shall devote his efforts and all his professional knowledge and experience to the above mentioned duties, exclusively.

§ 2
Duration

2.1	This Agreement commences on 01 January 2006 and is made for an initial term of 3 years, ending on December 31, 2008 (the “Initial Term”). The Agreement is automatically renewed for an indefinite period of time, unless terminated by either party with nine (9) months’ notice prior to the end of the Initial Term, and may thereafter be terminated by either party with one year’s notice for the end of a calendar quarter.

2.2	Any notice of termination must be in writing.

2.3	The Company's and Mr. Esser's right to give extraordinary notice for cause remains unaffected.

§ 3
Remuneration

3.1	Mr. Esser shall receive an annual gross salary of € 240,000 (the “Fixed Salary”) to be paid in twelve equal installments at the end of each calendar month. In case a contract year is shorter than the calendar year, the Fixed Salary shall be paid pro rata temporis.

The Fixed salary shall compensate for all services required under this Agreement, including overtime, if any.

3.2	In addition the Company shall contribute an amount to the health and to the pension insurance of Mr. Esser equal to the statutory employer’s share based on the contribution ceiling.

3.3	Mr. Esser shall further receive a bonus amounting to the following (the “Bonus Amount”), based on the EBITDA of the Company as defined in Section 3.3.2 below for each fiscal year:

(i)	For an EBITDA that is less than € 6 Million, the Bonus Amount shall be 0%;

(ii)	For an EBITDA that is € 6 Million or more, the Bonus Amount shall be 5 % of the total EBITDA.

Examples:

If the EBITDA of the fiscal year is 9,0 € Million, the Bonus Amount shall be € 450,000.00 (four hundred and fifty thousand Euros) .

If the EBITDA of the fiscal year is € 5,6 Million, the Bonus Amount shall be zero.

3.3.1	The Company’s fiscal year commences on October 1 of each calendar year. The Bonus Amount to be paid for the employment period from January 01 until September 30, 2006 shall be based on the EBITDA of the complete fiscal year from October 01, 2005 until September 30, 2006. In other cases in which the employment period is less than a fiscal year, the Bonus Amount shall be paid pro rata temporis, but shall be in any case not be less than the Bonus Installments as defined in Section 3.4 below.

3.3.2	“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization as determined pursuant to German HGB without taking into account any future changes of the current ownership structure / shareholder structure / legal structure of the Company. Furthermore, the EBITDA shall be determined by entering the maximum legally possible values as an asset of the balance and by setting up the minimum legally possible values as debts and accruals of the balance (“aufgrund der handelsrechtlich zulässigen Höchstwerte auf der Aktivseite der Bilanz und der niedrigsten zulässigen Werte der Verbindlichkeiten und Rückstellungen”). The EBITDA shall be further assessed without taking into account the amount of this bonus as operating expenses.

3.3.3	If the Company’s business is expanded due to a material infusion of additional capital or debt, or if there are material future changes of the current ownership structure / shareholder structure / legal structure of the Company which will affect EBITDA, the Bonus Amount percentages shall be renegotiated.

3.4	Subject to the settlement provisions set forth in Section 3.5 below, during the employment term the Bonus Amount shall be paid in monthly installments of € 35,000 (paid at the end of each calendar month) (the “Bonus Installments”). The bonus amounts of € 38,334 per month to be paid to Mr. Esser for October to December 2005 under his Service Agreement with Gericke GmbH, shall be deemed Bonus Installments for purposes of this Agreement. The amount of the Bonus Installments may be readjusted if, based on the Company’s forecasts prepared on the basis of the interim accounts of the Company as of April 30 of the respective calendar year, the aggregate Bonus Installments for such fiscal year would materially exceed or fall below the Bonus Amount forecasted to be paid for such fiscal year based on the forecasts (“Material Difference”); in case Mr. Esser and the Company do not agree if a Material Difference exists the Bonus Installments shall not be readjusted. In any cases in which the Company releases Mr. Esser from any further activities for the Company, the Company must maintain full payment of the monthly installments of Fixed Salary of € 20,000 and of the Bonus Installment in the minimum amount of € 35,000 until the end of this agreement (in such cases the regulation of Section 3.5 Sentence 2 (ii) shall not apply), and the Company must maintain any other benefits stipulated in this agreement, such as insurances (Section 3.2 and Section 10) and company car (Section 5), this shall also apply in the case that the Company releases Mr. Esser from any further activities during the Initial Term after December 31, 2007 with the exception that Mr. Esser shall receive no monthly Bonus Installment in the case that the EBITDA on the basis of the Audited Financial Statements (as set forth in Section 3.5 below) for fiscal year ended September 30, 2007 is under € 6 million.

3.5	The exact Bonus Amount shall be determined at the end of each fiscal year, after preparation and final approval of the statutory financial statements of the Company, audited by the outside auditors of the Company (the “Audited Financial Statements”). Settlement of the Bonus Amount shall be made within thirty (30) days after the Audited Financial Statement have been finalized, in any case not later than twelve (12) months after the end of each fiscal year. Settlement shall be as follows: (i) if the Bonus Amount for such fiscal year is greater than the aggregate Bonus Installments paid to Mr. Esser for such fiscal year, the Company shall pay the difference to Mr. Esser; or (ii) if the Bonus Amount for such fiscal year is less than the aggregate Bonus Installments paid to Mr. Esser for such fiscal year, Mr. Esser shall pay back the difference to the Company. Mr. Esser is entitled to the right of inspection of the annual financial statements of the Company and to determine their accuracy pursuant to Paragraph 166 German Commercial Code. For clarification the parties state that this Section shall survive termination of this Agreement.

§ 4
Holiday

Mr. Esser is entitled to an annual holiday of 30 working days which is based on a work week from Monday to Friday.

§ 5
Company Car

The company will provide Mr. Esser with a company car (Audi A8 or similar). The company car may also be used privately. Mr. Esser shall bear the salary tax for such private use.

§ 6
Confidentiality

During the period of employment with the Company and at any time thereafter, Mr. Esser shall keep strictly secret all confidential information concerning the Company and will not utilize such information for his own or for the benefit of others. For clarification the parties state that this Section shall survive termination of this Agreement.

§ 7
Return of Documents and other Records

Upon termination of the employment with the Company or upon any discharge from his obligation to render services to the Company Mr. Esser shall promptly return to the Company (i) all files, documents, correspondence and records, drafts and the like concerning the business of the Company and its affiliates which are in his possession or which he has access to as well as (ii) any photocopies or other copies thereof, regardless of whether the same were originally furnished by the Company or not. Mr. Esser shall not be entitled to exert any right of retention with respect to such documents and other records. For clarification the parties state that this Section shall survive termination of this Agreement.

§ 8
Amendments And Contract Interpretation

8.1	Any amendments of or supplements to this Agreement – including this clause – shall only be effective if made in writing.

8.2	Any action by the Company (Polo KG) under this Agreement (such as enforcement or interpretation of the Agreement) shall be exercised by Polo GmbH, acting by a general manager other than Mr. Esser.

8.3	This Agreement shall be signed by Polo GmbH (on behalf of the Company) by a general manager for such company other than Mr. Esser.

§ 9
Resignation

Mr. Esser agrees to terminate his employment agreement with Gericke GmbH, at no costs not already specified in the Service Agreement, effective as of close of business December 31, 2005. The undersigned shareholders of Polo GmbH and the Company shall be obligated to approve the administration of the Polo GmbH and the Company by Mr. Esser as member of the management board of Polo GmbH and the Company (“Entlastung”) for the period ending December 2005.

§ 10
Insurance

The Company will include Mr. Esser in the director and officer liability insurance policy maintained for the Company by the US parent company which is The Fairchild Corporation, as long as Fairchild is a indirect shareholder of the Company, or another adequate insurance policy if this should become necessary.

§ 11
Assignment

This Agreement may be assigned by the Company to another wholly-owned German company of the Company subject to Mr. Esser’s consent which my not be unreasonably withheld.

§ 12
Non-Competition

12.1	During his term of employment with the Company, and during the Applicable Period (as defined in Section 12.2 below), Mr. Esser will ensure that neither he nor any company which he controls shall carry on any activity that would be in competition with any activity of the Company or its successors related to or in connection with design, manufacture, distribution and/or sales of clothing for motorcyclists, helmets and technical accessories for motorbikes and related products (“Relevant Business”), including, but not limited to soliciting, enticing away or seeking to entice away existing customers of the Company in Germany and shall not be interested in any enterprise (or the business results of any enterprise) which competes with any activity of the Company related to or in connection with the Relevant Business in Germany. Excepted from the foregoing are investments in publicly traded companies in which Mr. Esser is not an officer, director or employee, provided that such investments are not in excess of 3% of the publicly traded company’s issued stock.

12.2	As used herein, the “Applicable Period” means a period of twenty four (24) months following termination of employment. During the Applicable Period, the Company shall compensate Mr. Esser at the rate specified below (payable monthly, at the end of each calendar month). The Company may elect not to have the Applicable Period come into effect by so notifying Mr. Esser in writing within twenty-eight (28) days from the date of the notice of termination of employment; in this case the compensation for Mr. Esser for the covenants under Section 12.1 shall be a fixed amount of € 14.000,00 per month to be paid at the end of each calendar month for the period provided by Paragraph 75 a German Commercial Code.

If the Applicable Period comes into effect, for the duration of the Applicable Period the Company shall compensate Mr. Esser (in monthly installments), for the covenants under Section 12.1, at a per annum rate of fifty per cent (50%) of Mr. Esser’s Average Compensation. Mr. Esser’s “Average Compensation” shall be the average yearly remuneration (bonuses included) during the last three years of his employment with the Company; for purposes of this agreement, the remuneration paid to Mr. Esser under his Service Agreement shall be deemed part of the average yearly remuneration. The provisions of Paragraph 74 c German Commercial Code shall not apply.

12.3	During the period of employment and for a period of four (4) years thereafter, Mr. Esser shall ensure that neither he nor any company which he controls, directly or indirectly offer employment to, or endeavor to entice away employees or shop partners of the Company except unilateral offers to work for Mr. Esser in a business other than the Relevant Business by such individuals without any initiative on the part of Mr. Esser, or encourage employees or shop-partners to leave the Company.

12.4	For each case of a breach by Mr. Esser of his obligations under Section 12.1 and/or Section 12.3, the Company shall be, without limitation, entitled to:

(i)	demand specific performance of Section 12;

(ii)	recover damages and costs to the Company from Mr. Esser for breach of Section 12;

(iii)	request injunctions from an appropriate court to enforce Section 12;

(iv)	assert any other claims or rights it may have against Mr. Esser in the event of breach of Section 12.

12.5	As used in this Section 12, the Company includes its successors or assigns.

12.6	Mr. Esser’s obligations under this Section 12 are in addition to, and not in lieu of, any surviving obligations he may have under Section 8 of the Share Purchase Agreement (Notarial deed No. 1427 / 2003) dated October 11, 2003 between Mr. Esser and Fairchild Texil GmbH (now known as Hein Gericke Deutschland GmbH).]

12.7	Should any provision of this Section 12 be held wholly or in part invalid or unenforceable, or if this Section 12 should contain a gap, the validity and enforceability of the other parts shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which corresponds best to the economic interests of the parties originally pursued by the invalid or unenforceable provision. The above shall apply mutatis mutandis in case of an incomplete provision.

12.8	For clarification the parties state that this Section shall survive termination of this Agreement.

§ 13
Reports

13.1	Mr. Esser sees to it that the Company provides to its shareholders the necessary written reports on the Company’s results and forecasts on a monthly and / or quarterly basis. Details of such reports shall be set forth in a separate document. If relevant, such reports shall contain such details as shall be necessary for shareholder’s (including indirect shareholder’s, such as Fairchild) reporting purposes under applicable SEC and, if relevant, similar reporting purposes. Furthermore, Mr. Esser sees to it that the Company presents to its shareholders annually a long term business and strategy plan for the Company (“Business Plan”) or an amendment to the seven years Business Plan, presented to the shareholders (including Fairchild as indirect shareholder) in summer 2005 and approved by the shareholders including Fairchild, if necessary. If the shareholders do so demand, the above reports will be presented to shareholders of the shareholders, for example to Fairchild as long as Fairchild is (indirect) shareholder of the Company.

13.2	The Company’s management team will report directly to Mr. Esser. If requested by the shareholders Mr. Esser will make himself available for consultation with shareholders, and, if needed, he will be accompanied in such consultations by team members, if the shareholders do so request. The last sentence of Section 13.1 shall apply mutatis mutandis.

§ 14
Attorneys’ Fees

It is agreed that each party hereto shall pay his or its own attorneys’ fees in connection with this Employment Agreement.

In witness whereof the parties have executed this Agreement:

ESSER:

/s/ KLAUS ESSER
Mr. Klaus Esser

Date: October 18, 2005

COMPANY:

Polo Expressversand Gesellschaft fur Motorradbekleidung und Sportswear mbH & Co. KG

By: Polo Expressversand Gesellschaft für
Motorradbekleidung und Sportswear mbh

By:   /s/ JOHN L. FLYNN
         John L. Flynn
         ON BEHALF OF ONLY SHAREHOLDER — HEIN GERICKE
         DEUTSCHLAND GMBH — POWER OF ATTORNEY
        WITH THE POWER TO REPRESENT ALONE IS ENCLOSED

Date: October 18, 2005

Polo Expressversand Gesellschaft fur Motorradbekleidung und Sportswear mbH & Co. KG

By: Polo Expressversand Gesellschaft für
Motorradbekleidung und Sportswear mbh

By:  /s/ JOHN L. FLYNN
        John L. Flynn
        JOHN FLYNN, MANAGING DIRECTOR OF POLO GMBH
        WITH THE POWER TO REPRESENT POLO GMBH ALONE,
        ALSO SENIOR VICE PRESIDENT OF THE FAIRCHILD CORPORATION

Date: October 18, 2005